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                                                                    Exhibit 23.1



                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------

The Board of Directors of Aerovox Incorporated:

We consent to incorporation by reference in the registration statement (File No. 33-35029, 33-35030, 33-35031, 33-68940, 33-86092, 333-03693 and 333-11615) on
Form S-8 of Aerovox Incorporated of our reports dated February 23, 2001, except for Notes 2 and 5 which are as of April 6, 2001, relating to the consolidated balance sheet of Aerovox Incorporated as of December 30, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 30, 2001, and related schedule, which reportsappear in the December 30, 2000, annual report on Form 10-K of Aerovox Incorporated.

The audit report on the consolidated financial statements of Aerovox Incorported referred to above contains and explanatory paragraph that states that the Company's recurring losses from operations, working capital deficiency and resulting defaults of specific terms of the Company's debt agreements raises substantial doubt about its ability to continue as a going concern. The financial statements and financial statement schedule included in the annual report on Form 10-K do not include any adjustments that might result from the outcome of this uncertainty.




KPMG LLP

Boston, Massachusetts
April 16, 2001